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                                                                 Exhibit 4(o)(i)

                   PURCHASE PAYMENT CREDIT BENEFIT ENDORSEMENT

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SECTION 1.                          GENERAL INFORMATION

1.1  WHAT IS OUR AGREEMENT WITH     Our agreement with you includes this
     YOU?                           endorsement as a part of the contract to
                                    which it is attached. The provisions of the contract apply to this endorsement unless changed by this endorsement.

1.2  WHAT ARE THE MOST COMMONLY     CREDIT - the increase amount that is
     USED TERMS AND WHAT DO THEY    calculated as a result of this benefit
     MEAN?                          endorsement.

                                    CREDIT VALUE - the amount of the credit plus any increases for earnings or reductions for investment losses due to the credit.

SECTION 2.                                PURCHASE PAYMENT CREDIT PROVISION

2.1  WHAT IS THE BENEFIT PROVIDED   A purchase payment received on or after the
     BY THIS ENDORSEMENT?           contract issue date will result in a credit
                                    to your contract value if your cumulative net purchase payments meet or exceed a specific amount.

                                    Cumulative net purchase payments equal:

                                         a.)  total of all net purchase payments
                                              received; less

                                         b.)  any partial withdrawals (including
                                              any associated surrender charges).

                                    The cumulative net purchase payment amounts and associated increase percentages are:

                                          CUMULATIVE NET
                                        PURCHASE PAYMENTS       CREDIT PERCENTAGE
                                    -------------------------   -----------------
                                    $0.00 through $249,999.99           4%
                                    $250,000 and above                  5%

                                    The credit to your contract value will be calculated as follows:

                                         a.)  cumulative net purchase payments;
                                              multiplied by

                                         b.)  the applicable credit percentage;
                                              minus

                                         c.)  any prior credits to your contract
                                              value as a result of this
                                              endorsement.

                                    The credit will be allocated according to your purchase payment allocation in effect as of the date of the credit.

                                    Credits will be treated as earnings under your contract and will not be subject to any applicable surrender charge.

                                    In the event of a partial withdrawal or full surrender, earnings are withdrawn last, as described on the data page.

2.2  WHAT HAPPENS IF YOU EXERCISE   If you exercise your Right To Examine, your
     YOUR RIGHT TO EXAMINE?         refund will not include any credits or
                                    credit value. Your Right To Examine is
                                    described on the cover page of your
                                    contract.

                                    We reserve the right to waive the provision
                                    described above if required by law to do so.
                                    The current prospectus will disclose if such
                                    waiver is in effect.
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2.3  WILL CREDIT VALUE BE           Only credit value resulting from credit(s)
     INCLUDED WHEN DETERMINING      that occurred at least one (1) full year
     THE AMOUNT OF DEATH BENEFIT    prior to the date of death will be included
     PROCEEDS PAYABLE?              when determining the amount of death benefit
                                    proceeds payable. Any credit value resulting from credit(s) that occurred within one (1) year of the date of death will be canceled and the contract value adjusted accordingly in order to determine the death proceeds payable.

                                    We reserve the right to waive the provision described above if required by law to do so. The current prospectus will disclose if such waiver is in effect.

SECTION 3                                          BENEFIT CHARGES

3.1  IS THERE A CHARGE FOR THIS     The charge for this benefit is included in
     BENEFIT?                       the Variable Account Mortality and Expense
                                    Risk Charge shown on the data page. The
                                    charge is assessed on a daily basis. See the data page and Section 8.3 of the contract.
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CUNA Mutual Insurance Society
  A Mutual Insurance Company


/s/ Jeff Post
President